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                                                                     EXHIBIT 5.1

                              September 19, 2001


Innovative Solutions and Support, Inc.
420 Lapp Road
Malvern, Pennsylvania 19355


          Re: Registration Statement on Form S-8
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Dear Sir/Madam:

          We have acted as counsel to Innovative Solutions and Support, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), relating to the offer and sale of up to (i) 59,197 shares of common stock, $.001 par value per share, of the Company (the "Common Stock"), issuable by the Company pursuant to awards granted or available for grant under the Company's 1988 Stock Option Plan (the "1988 Plan") and (ii) 1,034,621 shares of Common Stock issuable by the Company pursuant to awards granted or available for grant under the Company's 1998 Incentive Stock Option Plan (together with 1988 Plan, the "Plans").

          In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, as amended and By-Laws as currently in effect, the Plans and such other documents as we have deemed appropriate. We have not performed any independent investigation other than the document examination described above. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

          Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to awards granted or available for grant under each of the Plans will be, when issued and paid for in accordance with the terms of each of the respective Plans and any applicable option award agreements or related documents, validly issued, fully paid and non-assessable.

          The opinion set forth above is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

          The opinion expressed herein is solely for your benefit and may be relied upon only by you.

                              Very truly yours,

                              /s/ Pepper Hamilton LLP
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                                  PEPPER HAMILTON LLP